EXHIBIT 10.1

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (“Agreement”) is entered into by and between James C. Thompson, Jr. (“Employee”) and UMB Bank N.A. (“UMB”). For purposes of this Agreement, UMB, UMB Financial Corporation, and each of their respective subsidiaries, is sometimes each individually referred to as a “UMB Entity” and collectively as the “UMB Entities.” This Agreement was given to Employee by UMB on January 10, 2008. In consideration of the mutual promises and agreements set forth herein, the parties agree as follows:

1. Retirement: The parties acknowledge and agree that Employee’s employment with UMB ended effective the 31st day of, January, 2008 (“the Retirement Date”), that Employee retired on such date, and that such retirement was a “qualified retirement” for purposes of the UMB Financial Corporation 2005 Long Term Incentive Compensation Plan and the UMB Financial Corporation 2002 Incentive Stock Option Plan. This Agreement does not affect Employee’s benefits, if any, which were vested under the terms of a UMB fringe benefit plan as of the Retirement Date. Employee does not have any work related injuries or illness.

2. UMB’s Consideration: Employee and UMB intend an amicable separation. While not obligated to do so by any law, policy or contract, upon Employee’s execution of this Agreement and expiration of the seven (7) day revocation period set forth in Section 14, (subject to the other terms of this Agreement), UMB agrees to pay Employee the sum of $222,570.14, less any withholdings required to be made by federal, state, or local law. The above sum does not include any amounts to which Employee may be entitled in connection with his unused and accrued paid time off as of the Retirement Date. This sum does include any severance payment(s) to which Employee may be entitled under any one or more severance plans or policies of any UMB Entity. The above-stated sum shall be paid to Employee in twenty-six (26) installments of $8,560.39 each, (each, an “Installment Payment”). Each Installment Payment will be made every two weeks when UMB’s regular wages are paid (each a “Regular Payday”), commencing the first Regular Payday that is fourteen (14) days or more following expiration of the revocation period set forth in Section 14. The Final Installment Payment shall in any event be made within two (2) years following the Retirement date.

In the event that after the Retirement Date, Employee accepts employment, or becomes affiliated with any business entity or person, or engages in self-employment, such that he becomes eligible to receive income for his efforts (“Re-employment”), then:

(a)	if Employee notifies UMB within fourteen (14) days of his Re-employment, UMB shall have no further obligation to make any further Installments Payments to Employee after the Re-Employment date other than to make a “Final Installment Payment”; a “Final Installment Payment” shall equal fifty percent (50%) of the remaining Installment Payments that would have been payable after Employee’s Re-employment had Re-employment not occurred.

(b) If Employee fails to notify UMB within fourteen (14) days of his Re-employment, Employee shall forfeit all payments made or payable after the Re-employment date, and agrees to reimburse UMB for any payments after the Re-employment date.

UMB shall be entitled to be reimbursed by Employee for any Installment Payments made by UMB after re-employment commenced, and Employee agrees to reimburse UMB, and that UMB may offset any sums due it against any Final Installment Payment due Employee.

Any amounts that UMB is legally required to withhold from the Installment Payments shall be deemed to have been paid to Employee for purposes of determining whether UMB has fulfilled its obligations under this Section. Employee further acknowledges and agrees that, notwithstanding any withholding by UMB, he shall be solely responsible for the payments of any additional taxes and/or penalties that may be assessed against him on such Installment Payments.

3. Employee’s Consideration: Employee hereby forever waives, releases, absolves, and discharges UMB and each UMB Entity, and each of its and their predecessors, successors, assigns, affiliates, subsidiaries, agents, officers, employees, directors, and shareholders (collectively, the “Released Parties”) from any and all claims, charges, demands for relief, or causes of action, whether known or unknown, arising from acts or omissions of UMB or any of the other Released Parties, or any of their respective agents, occurring any time on or before the date of Employee’s execution of this Agreement.

This release includes but is not limited to any claim under any local, state, or federal employment discrimination statute, including, but not limited to, the Missouri Humans Rights Act, the Kansas City Human Relations Ordinance, the Kansas Act Against Discrimination, the Kansas Age Discrimination in Employment Act, the Age Discrimination in Employment Act, the Arizona Civil Rights Act, A.R.S. Section 41-1401 et seq., and the Arizona Workers Compensation laws, A.R.S. Section 230-101 et seq., the Colorado Civil Rights Statutes, the Wisconsin employment discrimination acts, the Pennsylvania Human Relations Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, the Older Worker Benefits Protection Act, and any and all claims under any other federal, state, or local statute, regulation, constitution, or under any express or implied contract, or under common law or any rule of law, or under any tort theory or cause of action, or under any other legal or equitable theory whatsoever.

Employee further agrees that this full and complete release includes the satisfaction of any claim he may have including, but not limited to, personal injuries, emotional distress, lost wages, lost benefits, general damages, liquidated damages, punitive damages, reinstatement, pre-judgment interest, attorneys’ fees, costs, expenses, or any other form of legal or equitable relief.

Employee represents that he has not filed any complaints or claims against any of the Released Parties, and agrees that he will not do so at any time hereafter and that, in the event any complaint or claim is filed on his behalf, he will, except as expressly provided in this section below, take prompt action to dismiss it with prejudice.

However, Employee does not waive the right to:

(a)	keep any payment made by UMB pursuant to this Agreement (unless Employee revokes or breaches this Agreement);

(b)	keep any benefit that vested prior to Employee’s termination;

(c)	elect health care coverage under COBRA, or under any applicable state law concerning continuation of health coverage, unless he is ineligible for such coverage;

(d)	receive payment of any unused but accrued paid time off that Employee would otherwise be entitled to as of the Retirement Date in accordance with UMB’s paid time off policies;

(e)	apply for unemployment compensation benefits following the Retirement Date and UMB agrees that it will not contest any truthful application by Employee for such unemployment compensation benefits if UMB was a base period employer and if Employee is actively seeking work; and

(f)	file a charge with the Equal Employment Opportunity Commission (EEOC), similar state or local discrimination agency or the National Labor Relations Board (NLRB) or participate in an EEOC investigation or proceeding, but Employee does waive any right to recover any relief whatsoever in such charges, suits or claims by EEOC (or similar state or local agency) or NLRB as a result of charges filed with said agencies or suits filed on his behalf.

Employee further agrees to provide to the UMB Entities for a period of nine (9) months from the date of this Agreement, his full support in facilitating a successful transition of a limited number of the UMB Entities’ key client relationships, including both individual clients and institutional and corporate clients (as identified by UMB from time to time during such period) (collectively, the “Key Clients”) to new UMB Entity officers designated by UMB. Employee agrees to devote a reasonable amount of his time to such transition efforts, to take such actions as may be reasonably required (including travel at UMB’s expense) to cause the Key Clients to remain customers of the UMB Entities, and Employee further agrees to not engage in any actions or communications that would in any way induce or cause any Key Client to discontinue or reduce their business relationships with the UMB Entities or to move their accounts, business or relationships or transactions to any other provider, entity or person. It is agreed that Employee shall perform the above functions in the role of a consultant and independent contractor, and that neither Employee’s above undertakings, nor any actions taken by Employee hereunder or at UMB’s request, or any other act or matter whatsoever, shall cause, or result in, Employee becoming or being an employee or having any status as an employee of, any UMB Entity.

4. Service Letter: Employee acknowledges and agrees that he will not request a “service letter” under R.S. Mo. § 290.140, or any other state or local law, or any other writing regarding Employee’s employment with any UMB Entity, and Employee further waives any and all legal and/or equitable claims that arise or may arise under any such statutes.

5. Reinstatement: Employee acknowledges and agrees that he is not entitled to reinstatement to employment with any UMB Entity in any capacity.

6. Confidentiality: Employee represents that he has maintained and agrees that he shall forever maintain the confidentiality of the terms of this Agreement. Employee agrees not to disclose the terms of this Agreement to any person except to Employee’s attorneys, financial advisors, or as required or compelled by law (and Employee will instruct such persons to keep confidential the terms of this Agreement). Employee acknowledges that compliance with the terms of this section is material to his performance under this Agreement and that any breach or threatened breach by Employee of his obligations under this section may cause UMB to be irreparably harmed for which there is no adequate remedy at law.

Employee agrees that, in the event he breaches or threatens to breach any aspect of this section, UMB shall be entitled to injunctive relief order to prevent such harm. Nothing in this Agreement shall be construed to prohibit any UMB Entity from also pursuing any other remedy allowed by law. Further, in the event Employee breaches any aspect of this section, Employee agrees to repay to UMB any payments made pursuant to this Agreement as well as all of UMB’s costs and expenses, including reasonable attorney’s fees, incurred by UMB to enforce the terms of this section.

Employee further warrants and agrees that: (1) he has not and shall not directly or indirectly use or disclose any trade secrets, information relating to marketing or sales efforts, confidential, information, or any data or information regarding any UMB Entity or any UMB Entity’s prospects, customers, customer accounts, transactions, policies or procedures, security procedures, marketing plans, investment plans and strategies, pricing, product development, software, source code, MIS products or procedures, nonpublic financial data, financial forecasts, employment or personnel practices, salaries, employees, benefits, or any other trade secret or confidential information belonging to any UMB Entity; (2) he will immediately return to UMB any computers, data storage devices, Blackberry or like devices, phones, security tokens, PDA’s files, books, records, documents, computer disks, code, software, customer lists, prospect list, written or electronic materials or notes, or any other documents, materials, or information belonging to any UMB Entity, including all originals and any copies of such materials; and (3) he has otherwise complied with and fulfilled, and shall hereafter comply with and fulfill, all provisions and requirements of the UMB Code of Conduct and Policies, including (without limitation) all provisions set out on Exhibit A attached hereto that purport to apply to him and govern his conduct during periods of time after his termination of UMB employment.

Without limitation on the foregoing, Employee expressly agrees:

(a)	that he shall not hereafter use, reveal or permit the disclosure of any “Confidential Information” (as such term is defined in the Code of Conduct) or any information of the type described in subsection (c) above, to any person or entity for any purpose whatsoever;

(b)	that he shall not, for a period of one year hereafter, directly or indirectly solicit or induce any associate of any UMB Entity to terminate his employment with such UMB Entity;

(c)	that he shall not, for a period of 90-days hereafter, directly or indirectly solicit business from, or sell products or services to, any person or entity from whom he solicited business during the 2-year period preceding the date this Agreement was signed by him; and

(d)	that he will not for a period of two years hereafter, directly or indirectly, solicit business from, or sell products or services to, any person or entity who is or was a customer of any UMB Entity within the 2-year period preceding the date that this Agreement was signed by him and with whom he had contacts or communications during such 2-year period.

7. No Admission Of Liability: Employee and UMB each denies any liability or wrongdoing and agrees that this Agreement does not indicate any wrongdoing or liability. Neither the negotiation nor the execution of this Agreement shall constitute an acknowledgment or admission of guilt, fault, or liability by any party.

8. Entire Agreement: Employee and UMB stipulate that any and all prior agreements, except any confidentiality, nonsolicitation, and noncompetition agreements that might exist between the parties, that are not embodied in this Agreement, are of no force and effect. The parties agree that this Agreement does not in any way diminish or supersede any noncompetition, nonsolicitation, or confidentiality obligations of Employee. No modification of this Agreement shall be valid unless set forth in writing and signed by the parties.

9. Severability: In the event any portion of this Agreement is held to be unenforceable, the remainder of the Agreement shall remain in full force and effect and shall be enforced in harmony with the purpose of the Agreement and the intent of the parties at the time of its making.

10. Applicable Law: To the extent not governed by federal law, this Agreement shall be interpreted and construed in accordance with the laws of the State of Missouri.

11. Successors: This Agreement shall be binding upon and inure to the benefit of the parties hereto, as well as upon their heirs, next of kin, executors, administrators, successors, and assigns.

12. Arbitration: Any claim of a breach of this Agreement or that this Agreement is not enforceable to any extent will he resolved only in arbitration before a single arbitrator and not in any court. However, Employee and UMB may obtain injunctive relief in court. The arbitration procedures shall be under the Missouri Arbitration Act or, if it is no longer in existence, the Uniform Arbitration Act. Each party shall pay one-half of the arbitrator’s fees and expenses. Any claim is permanently waived unless written notice of the basis of the claim is provided to the other party within 180 days after the claiming party first knew of the existence of the general facts underlying the claim. All arbitration hearings must commence within 90 days after the written notice of the claim. The arbitrator’s authority is only to apply the terms of this Agreement. This Agreement will be interpreted and enforced only under the laws of Missouri and applicable federal statutes.

13. Gender References: The terms “he,” “him” or “his” shall be a generic reference and mean “she” or “her,” if applicable.

14. Acknowledgments: Employee hereby acknowledges and agrees:

ADEA Waiver. Employee acknowledges and agrees that by entering into this Agreement, he is, among other things, waiving any and all rights that he may have arising from the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, which have arisen on or before the date of execution of this Agreement. Employee further expressly acknowledges and agrees that:

(a)	Employee is entering this Agreement voluntarily.

(b)	Employee understands and agrees that, by signing this Agreement, he is giving up any right to file legal proceedings against the any UMB Entity arising before the date of the Agreement. Employee is not waiving (or giving up) rights or claims that may arise after the date the Agreement is executed.

(c)	In return for this Agreement, Employee will receive compensation in addition to that which he was already entitled to receive before entering this Agreement.

(d)	Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

(e)	Employee understands that he has had at least twenty-one (21) days from the day he received this Agreement, not counting the day upon which he received it, to consider whether he wishes to sign this Agreement. Employee further acknowledges that if he signs this Agreement before the end of the twenty-one (21) day period, it will be his personal, voluntary decision to do so and he has not been pressured to make a decision sooner.

(f)	Right to rescind. Employee further understands that he may rescind (that is, cancel) this Agreement for any reason within seven (7) calendar days after signing it. Employee agrees that the rescission must be in writing and hand-delivered or mailed to UMB. If mailed, the rescission must be postmarked within the seven (7) day period, properly addressed to UMB Bank, 1010 Grand Blvd. Kansas City, Missouri 64106, ATTN: Larry G. Smith, Chief OE Officer; and sent by certified mail, return receipt requested.

(g)	THAT EMPLOYEE SIGNS THIS AGREEMENT AS HIS OWN FREE ACT AND DEED, WITHOUT ANY COERCION OR DURESS, AND THAT EMPLOYEE HEREBY RELEASES THE RIGHTS (INCLUDING ANY RIGHT TO SUE) AND CLAIMS AS SET FORTH ABOVE IN EXCHANGE FOR THE PAYMENT REFERRED TO ABOVE, WHICH EMPLOYEE ACKNOWLEDGES AND AGREES ARE NOT A

PAYMENT OR BENEFIT TO WHICH EMPLOYEE IS ALREADY ENTITLED.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated.

This agreement contains a mandatory Arbitration provision.

James C. Thompson, Jr.

Employee’s Signature	Date:

UMB

By:	Date:

Name & Title (Printed or Typed)